Exhibit 99.1

For Immediate Release

June 8, 2010

Microsoft Corp. Announces Proposed Private Offering of

Convertible Senior Notes

REDMOND, Wash. – June 8, 2010 – Microsoft Corp. today announced its intention to offer, subject to market and other conditions, $1,150,000,000 aggregate principal amount of its convertible senior notes due 2013 in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. Microsoft expects to grant the initial purchasers a 13-day option to purchase up to $100,000,000 principal amount of additional convertible notes to cover over-allotments, if any.

Prior to March 15, 2013, the convertible notes will be convertible, only in certain circumstances, into cash and, if applicable, cash, shares of Microsoft’s common stock or a combination thereof, at Microsoft’s election. On or after March 15, 2013, the convertible notes will be convertible at any time.

The interest rate, conversion rate and other terms of the convertible notes will be determined by negotiations between Microsoft and the initial purchasers of the convertible notes.

In connection with the pricing of the convertible notes, Microsoft expects to enter into capped call transactions with certain option counterparties who are initial purchasers in the convertible notes offering or their affiliates. The capped call transactions are expected to reduce potential dilution upon conversion of the convertible notes. The option counterparties have advised Microsoft that, in connection with the initial hedging by them or their respective affiliates of the capped call transactions, they expect to enter into various over-the-counter cash-settled derivative transactions with respect to Microsoft’s common stock and/or purchase shares of Microsoft’s common stock in privately negotiated transactions concurrently with or following the pricing of the convertible notes, and they expect to modify their hedge positions by purchasing or selling shares of Microsoft’s common stock in open market transactions and/or privately negotiated transactions and/or entering into or unwinding various over-the-counter cash-settled derivative transactions with respect to Microsoft’s common stock and/or the convertible notes during the term of the convertible notes. Any of these activities could have the effect of increasing, preventing a decline in or, in the case of any hedge modification, adversely impacting the price of Microsoft’s common stock and/or the value of the convertible notes.

Microsoft expects to repurchase shares of its common stock concurrently with or following the pricing of the convertible notes in privately negotiated transactions and/or open market transactions. Any such repurchases could also affect the price of Microsoft’s common stock.

Microsoft intends to use the net proceeds from the offering of convertible notes to repay short-term debt.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy securities. The offer and the sale of the convertible notes and the shares of common stock underlying the convertible notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and the convertible notes and underlying shares of common stock may not be offered or sold absent registration or an applicable exemption from registration requirements.

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Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	challenges to Microsoft’s business model;

•	intense competition in all of Microsoft’s markets;

•	Microsoft’s continued ability to protect its intellectual property rights;

•	claims that Microsoft has infringed the intellectual property rights of others;

•	the possibility of unauthorized disclosure of significant portions of Microsoft’s source code;

•	actual or perceived security vulnerabilities in Microsoft products that could reduce revenue or lead to liability;

•	government litigation and regulation affecting how Microsoft designs and markets its products;

•	Microsoft’s ability to attract and retain talented employees;

•	delays in product development and related product release schedules;

•	significant business investments that may not gain customer acceptance and produce offsetting increases in revenue;

•

unfavorable changes in general economic conditions, disruption of our partner networks or sales channels, or the availability of credit that affect demand for Microsoft’s products and services or the value of our investment portfolio;

•	adverse results in legal disputes;

•	unanticipated tax liabilities;

•	quality or supply problems in Microsoft’s consumer hardware or other vertically integrated hardware and software products;

•	impairment of goodwill or amortizable intangible assets causing a charge to earnings;

•	exposure to increased economic and regulatory uncertainties from operating a global business;

•	geopolitical conditions, natural disaster, cyberattack or other catastrophic events disrupting Microsoft’s business;

•	acquisitions and joint ventures that adversely affect the business;

•	improper disclosure of personal data could result in liability and harm to Microsoft’s reputation; and

•	outages and disruptions of services provided to customers directly or through third parties if Microsoft fails to maintain an adequate operations infrastructure.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations Web site at http://www.microsoft.com/msft.

All information in this release is as of June 8, 2010. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For more information, financial analysts and investors only:

Investor Relations, Microsoft, (425) 706-3703

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070, rrt@waggeneredstrom.com

Note to editors: For more information, news and perspectives from Microsoft, please visit the Microsoft News Center at http://www.microsoft.com/news. Web links, telephone numbers and titles were correct at time of publication, but may have changed. For additional assistance, journalists and analysts may contact Microsoft’s Rapid Response Team or other appropriate contacts listed at http://www.microsoft.com/news/contactpr.mspx.